Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Ebix, Inc..

Schaumburg, IL

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-112616, 333-64368, 333-12781 and 33-62427) and Form S-8 (Nos. 333-64664, 333-59242, 333-46066, 333-23261 and 33-62901) of Ebix, Inc. of our report dated March 18, 2005, relating to the consolidated financial statements as of December 31, 2004 of Ebix, Inc., which appears in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 18, 2005 relating to the 2004 financial statement schedule which appears in this Form 10-K.

/s/ BDO Seidman, LLP

Chicago, IL

March 28, 2005